Exhibit 4.23

EXECUTION VERSION

TRUST DEED NATWEST PENSION RESERVOIR TRUST
5 May 2023
THE LAW DEBENTURE TRUST CORPORATION p.l.c. as RT Trustee and NATWEST RT HOLDINGS LIMITED and NATWEST PENSION TRUSTEE LIMITED as Beneficiaries and NATIONAL WESTMINSTER BANK PLC

Allen & Overy LLP

Schedule

1.	Payment Triggers Agreement	17

THIS TRUST DEED is made on 5 May 2023

BETWEEN:

(1)

THE LAW DEBENTURE TRUST CORPORATION p.l.c., a company registered in England with company number 1675231 whose registered office is at 8th Floor, 100 Bishopsgate, London, England, EC2N 4AG (as the RT Trustee);

(2)	NATIONAL WESTMINSTER BANK PLC, a company registered in England with company number 929027 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (the Bank);
(3)	NATWEST RT HOLDINGS LIMITED, a company registered in England with company number 14651696 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (SubCo); and
(4)	NATWEST PENSION TRUSTEE LIMITED, a company registered in England with company number 2726164 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (NWPTL).

WHEREAS:

(A)	This trust shall be known as the NatWest Pension Reservoir Trust.
(B)

The retirement benefits scheme known as the NatWest Group Pension Fund (the Group Fund) is governed by a definitive trust deed and rules dated 13 April 2021 (as amended from time to time). NWPTL is entering into this Trust Deed in its capacity as the trustee of the Main Section of the Group Fund (the Main Section) among others. The Bank is the principal employer of the Group Fund.

(C)

Under a Framework Agreement dated 28 September 2018 between the Bank and NWPTL (among others) (the Framework Agreement) the Bank agreed to pay to the Main Section a proportion of any amounts to be distributed to the NatWest Group plc shareholders (ordinary or special dividends or share buy-backs) subject to agreed caps (a Distribution Linked Contribution).

(D)

The Bank and NWPTL anticipated that one or more Distribution Linked Contributions of approximately up to GBP 471,100,000 would have become payable to the Main Section in 2023 under the Framework Agreement. The Bank and NWPTL have amended the Framework Agreement such that such Distribution Linked Contributions (or any other Distribution Linked Contributions payable in the future which fall under the terms of the Framework Agreement) may instead be payable to the RT Trustee to be held in accordance with this Trust Deed.

(E)	SubCo shall pay a nominal cash sum of GBP 100 to the RT Trustee to establish the NatWest Pension Reservoir Trust. Such payment shall be made as soon as practicable after execution of this Trust Deed.
(F)

The Bank and SubCo will enter into a Payment Triggers Agreement with NWPTL on or around the date of this Trust Deed, a copy of which is attached at Schedule 1 (the Payment Triggers Agreement) under which the Bank, SubCo and NWPTL have agreed, amongst other matters, that the respective absolute beneficial interests of SubCo and NWPTL from time to time in the NatWest Pension Reservoir Trust will be contractually determined.

(G)

The RT Trustee is entering into this Trust Deed in its capacity as trustee of the trusts constituted by this Trust Deed. The Beneficiaries (as defined below) direct the RT Trustee that the beneficial interests under the NatWest Pension Reservoir Trust and payments to the Beneficiaries from the NatWest

Pension Reservoir Trust will be determined in accordance with this Trust Deed and the terms of the Payment Triggers Agreement.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	INTERPRETATION
1.1	Definitions in this Trust Deed

Appointee means a person appointed in accordance with Clause 8 of this Trust Deed;

Beneficiaries means:

(a)	SubCo; and
(b)	NWPTL,

and Beneficiary means any one of the Beneficiaries;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

Gross Up Amount has the meaning set out in Clause 12(d)(ii);

Instruction means an instruction or direction, in either case in writing (including by e-mail), from either or both of the Beneficiaries to the RT Trustee relating to (i) the allocation of the beneficial interest in the Trust Property and/or the payment out of the Trust Property, such instruction being in the form contained in Appendix 1 to the Payment Triggers Agreement and signed by both of the Beneficiaries or (ii) any other matter which either or both of the Beneficiaries are entitled to instruct or direct the RT Trustee under this Trust Deed (in which case the relevant Beneficiary or Beneficiaries must do so in such form as they decide and, for the avoidance of doubt, where this Trust Deed entitles one Beneficiary acting alone to instruct or direct the RT Trustee, the Instruction need only be signed by that Beneficiary or their sub-delegate but must otherwise be signed by both Beneficiaries), and “Instruct”, “Instructed” and “Instructing” shall be construed accordingly;

Liability means any loss, damage, cost, fee, charge, claim, demand, expense, judgment, action, proceeding or other liability whatsoever (including, without limitation, Tax Liabilities) and including any value added tax or similar tax charged or chargeable in respect thereof and legal fees and expenses on a full indemnity basis;

Maximum Amount means at any time GBP 471,100,000 less:

(a)

any amounts in respect of prior Tax Liabilities which the RT Trustee has at the relevant time paid out of the Trust Property under Clause 12(b) and in respect of which, at the relevant time, (i) SubCo has not made a payment to the NatWest Pension Reservoir Trust under the Tax Protections or (ii) SubCo has not notified the RT Trustee in writing that the Bank has made a payment to the Main Section under the Tax Protections;

(b)

any amounts which at the relevant time have been paid from Trust Property to the RT Trustee or an Appointee under previous claims under Clause 12(b) (excluding amounts in respect of (i) Tax Liabilities and (ii) reasonable costs, fees and expenses properly incurred by the RT Trustee) in respect of which SubCo has not made a payment to the NatWest Pension Reservoir Trust under the Reimbursement Obligations;

(c)	any amounts which prior to the relevant time SubCo has paid to the NatWest Pension Reservoir Trust under the Tax Protections and the Reimbursement Obligations; and
(d)	any amounts which prior to the relevant time the Bank has paid to the Main Section under the Tax Protections,

or means such higher amount as SubCo notifies the RT Trustee in writing applies for this purpose;

NWPTL Share means a beneficial interest in the Trust Property from time to time pursuant to any transfer made under the Payment Triggers Agreement and as recorded in an Instruction;

Reimbursement Obligations means the provisions of the Payment Triggers Agreement under which, in certain circumstances, SubCo is required to make a payment to the NatWest Pension Reservoir Trust equal to certain payments from the NatWest Pension Reservoir Trust other than in respect of Tax Liabilities;

Relevant Event has the meaning given in Section 75 of the Pensions Act 1995;

SubCo Share means a beneficial interest in 100% of the Trust Property less the NWPTL Share from time to time;

Tax means all taxes, duties, levies, charges, imposts, withholdings, social security contributions, deductions or amounts in the nature of taxation (including all withholdings or deductions in respect of any of the foregoing and any charges under Chapter 5 of Part 4 of the Finance Act 2004) whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, together with all related interest, fines, penalties and surcharges;

Tax Deduction means a deduction or withholding for or on account of Tax;

Tax Liability means a liability or increase in a liability to make an actual payment of or in respect of Tax and the amount of the Tax Liability shall be the amount of the actual payment (or, in the case of an increased liability to make an actual payment, the amount of such increase);

Tax Protections means the provisions of the Payment Triggers Agreement under which, in certain circumstances, SubCo is required to make a payment to the NatWest Pension Reservoir Trust or the Bank is required (or may opt) to make a payment to the Main Section in respect of Tax Liabilities;

Trust Account means an account which either (a) the RT Trustee has opened with the consent of NWPTL and the Bank prior to the establishment of the NatWest Pension Reservoir Trust or (b) is subsequently opened as described in Clause 7(a); and

Trust Property means the assets of the trust constituted by this Trust Deed as are held by the RT Trustee from time to time, including the amount of any Distribution Linked Contributions paid to the RT Trustee together with the GBP 100 nominal cash sum paid by SubCo to establish the NatWest Pension Reservoir Trust and such other amounts as SubCo and NWPTL may agree shall be paid to the RT Trustee, including the income and gains arising on such assets, less any deductions or payments from such assets permitted by the terms of this Trust Deed.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Trust Deed to:
(i)	RT Trustee or NWPTL shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Trust Deed;

(ii)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(iii)	assets includes present and future properties, revenues and rights of every description;
(iv)	any agreement or instrument is a reference to that agreement or instrument as amended, novated, supplemented, extended or restated; and
(v)	a provision of law is a reference to that provision as amended or re-enacted.
2.	DECLARATION OF TRUST
(a)	This Trust Deed (including, without limitation, the declaration of trust set out in this Clause 2) shall come into effect upon receipt by the RT Trustee of a nominal cash sum of GBP 100 paid by SubCo.
(b)	The RT Trustee hereby declares that it will hold the Trust Property with and subject to all the trusts, powers and provisions of this Trust Deed as follows:
(i)	as to the SubCo Share on trust for SubCo absolutely; and
(ii)	as to the NWPTL Share on trust for NWPTL absolutely.
3.	COVENANTS CONCERNING THE TRUST PROPERTY

3.1Affirmative Covenants

(a)

The Beneficiaries hereby Instruct the RT Trustee, and the RT Trustee covenants with the Beneficiaries, that until the termination and winding up of the NatWest Pension Reservoir Trust, and subject to Clause 11, it shall:

(i)	perform its obligations in respect of the Trust Property as described in this Trust Deed; and
(ii)

except in accordance with this Trust Deed, not assign, transfer or otherwise dispose of any interest, legal or equitable, in respect of the Trust Property without the prior written consent of the Beneficiaries.

3.2	Negative Covenant

The RT Trustee covenants and undertakes that it shall not act in breach of this Trust Deed or outside its capacity or outside the authorities set out in this Trust Deed, without the prior written consent of the Beneficiaries.

3.3	Information

The RT Trustee undertakes in favour of the Beneficiaries that it will provide to the Beneficiaries, and (if the Bank so requests) to the Bank, as soon as reasonably practicable, any information, reports and other documents which it receives or produces relating to the holding of the Trust Property (including the assets held and any income or other profits in respect of the assets and the costs and expenses of operating the trust) if so requested by the Beneficiaries or the Bank or any one of them.

3.4	Conflicts of Interest

The RT Trustee shall, as regards all the powers, trusts, authorities and duties vested in it under this Trust Deed, except where expressly provided otherwise, have regard exclusively to the interests of the

Beneficiaries as a class insofar as they relate to the Trust Property and shall not have regard to the interests of any individual Beneficiary.

4.	NWPTL AND SUBCO SHARES
(a)

On receipt by the RT Trustee of an Instruction which records the transfer to the NWPTL Share of an amount of the beneficial interest in the Trust Property equal to the sum stated in the Instruction, the allocation of the SubCo Share and/or the NWPTL Share shall be adjusted to reflect that transfer.

(b)

On receipt by the RT Trustee of an Instruction which records the transfer to the SubCo Share of an amount of the beneficial interest in the Trust Property equal to the sum stated in the Instruction, the allocation of the SubCo Share and/or the NWPTL Share shall be adjusted to reflect that transfer.

5.	PAYMENT MECHANISM
(a)

If the RT Trustee receives an Instruction issued by both of the Beneficiaries Instructing it to make a payment out of the Trust Property (in respect of the SubCo Share or NWPTL Share, as appropriate) to SubCo or NWPTL or any other person named in the Instruction, the RT Trustee undertakes to make such a payment as soon as reasonably practicable following its receipt of such an Instruction.

(b)

If a payment is made in accordance with Clause 5(a), the allocation of the beneficial interest in the Trust Property attributable to the SubCo Share and/or the NWPTL Share shall be adjusted to reflect the payment made.

(c)

The Beneficiaries each covenant that they will not Instruct the RT Trustee to make a payment out of the Trust Property (in respect of the SubCo Share or NWPTL Share, as appropriate) otherwise than in accordance with this Trust Deed and the Payment Triggers Agreement.

(d)

Any payment out of the Trust Property will be in cash or, if Instructed by both the Beneficiaries, in whole or part through the transfer of the Trust Property. The payment or transfer will be made to the applicable Beneficiary or to such other person as is named in the Instruction.

6.	TERMINATION

The trust constituted by this Trust Deed shall terminate when all the Trust Property has been distributed by the RT Trustee in accordance with this Trust Deed unless otherwise agreed by SubCo and NWPTL.

7.	TRUST ACCOUNT
(a)

The RT Trustee shall establish one or more Trust Accounts at such bank or banks as Instructed by NWPTL in accordance with Clause 9(a). Subject to any other direction under Clause 9(a), all monies paid to the RT Trustee or held by the RT Trustee for the purposes of the NatWest Pension Reservoir Trust will be held in the Trust Account(s).

(b)

The Trust Account(s) will be maintained exclusively for the purposes of receiving, holding and making payments from the Trust Property under the provisions of this Trust Deed. The RT Trustee shall not open, close or amend the terms of any Trust Account without the prior written consent of the Beneficiaries.

(c)

The RT Trustee shall give notice to the provider of any Trust Account or of any other account operated by the RT Trustee for the purposes of holding the Trust Property to inform them that the assets held in that account are subject to the trusts under this Trust Deed.

8.	NO DELEGATION

The RT Trustee shall not appoint any agent, attorney or other delegate having power to act in respect of the Trust Property without the prior written consent of SubCo and NWPTL (where such consent is not to be unreasonably withheld or delayed).

9.	POWERS OF INVESTMENT
(a)

The Trust Property shall be invested only in sterling denominated gilt-edged securities, sterling cash, and repurchase agreements (repos), unless the RT Trustee is otherwise jointly Instructed by SubCo and NWPTL.

(b)

Subject to the restriction in Clause 9(a), SubCo, NWPTL and the RT Trustee agree that the RT Trustee shall invest the Trust Property in such manner as is Instructed by NWPTL (which may sub-delegate such function) from time to time.

(c)

The RT Trustee shall otherwise have no powers of investment with respect to the Trust Property or to amounts credited to the Trust Account. Neither the Trustee Act 2000 nor any other provision relating to trustee powers of investment implied by statute or general law shall apply to the Trust Property and, for the avoidance of doubt, the statutory power to accumulate income conferred on trustees by Section 31 of the Trustee Act 1925 is expressly excluded.

10.	OTHER PROVISIONS REGARDING RT TRUSTEE
10.1	No action to impair Trust Property

The RT Trustee shall take no action reasonably likely to impair the interests of the Beneficiaries in any Trust Property now existing or hereafter created or to impair the value of any asset subject to the trust. For the avoidance of doubt, the parties to this Trust Deed agree that any action taken by the RT Trustee on the Instruction of any Beneficiary in accordance with the terms of this Trust Deed shall not be deemed to be an action reasonably likely to impair the interests of the Beneficiaries in any Trust Property or to impair the value of any asset subject to the trusts of this Trust Deed.

10.2	Litigation
(a)

Except as described in Clause 10.2(b) or Clause 10.2(c), the RT Trustee may not prosecute or defend any legal or other proceedings anywhere in the world at the cost of the Trust Property unless otherwise Instructed by both SubCo and NWPTL.

(b)

Nothing in this Clause 10.2 shall prevent the RT Trustee from bringing proceedings to enforce its rights under this Trust Deed at the cost of the Trust Property, provided that prior to doing so, the RT Trustee must first give written notice to the Bank and/or the Beneficiaries (as appropriate) requiring them to take such actions as are required to give effect to the RT Trustee’s rights.

(c)	Clause 10.2(a) shall not apply to any proceedings brought against the RT Trustee in its personal capacity in connection with this Trust Deed.
10.3	Duty to Keep Records and Provide Accounts
(a)

The RT Trustee shall maintain or cause to be maintained proper books of account in respect of its duties as trustee under this Trust Deed and shall maintain or cause to be maintained proper records of any assets held by it in respect of the Trust Property, any calculations performed by it, all amounts received by it and all payments made by it in such capacity (including payments to the RT Trustee or any Appointee under Clause 12).

(b)

Without prejudice to the generality of Clause 10.3(a), the RT Trustee will keep records of: (i) all Instructions received; (ii) any transfers of an amount of the beneficial interest from the SubCo Share to the NWPTL Share (or vice versa); (iii) the amount of the beneficial interest represented by the SubCo Share and the NWPTL Share from time to time; and (iv) any payments made under Clause 12.

(c)	The RT Trustee will make the records referred to in this Clause 10.3 available to any of the Bank or the Beneficiaries if they so request in writing.
10.4	No Implied Duties

The duties and obligations of the RT Trustee in its capacity as such shall be determined solely by the express provisions of this Trust Deed. The RT Trustee shall not be liable under this Trust Deed except for the performance of such duties and obligations as are specifically set out in this Trust Deed. No implied covenants or obligations shall be read into this Trust Deed against the RT Trustee, and the permissible right of the RT Trustee to do things set out in this Trust Deed shall not be construed as a duty. The RT Trustee has no rights, powers or obligations under the Payment Triggers Agreement.

10.5	No Liability
(a)

Notwithstanding any other provision of this Trust Deed, the RT Trustee shall not be liable to the Beneficiaries or to the Bank, in the absence of its own fraud, wilful misconduct or negligence, in respect of any loss or damage which arises out of the exercise or attempted or purported exercise or failure to exercise any of its powers or duties.

(b)

Without limitation, the RT Trustee is entitled to rely on any Instruction which is made in accordance with the terms of the Trust Deed and/or the Payment Triggers Agreement and is under no obligation to confirm that the relevant person purporting to represent a Beneficiary (or, in the case of an Instruction under Clause 9(b) a sub-delegate of NWPTL) is entitled under the Trust Deed or the Payment Triggers Agreement to issue such an Instruction, and will not be liable to the Beneficiaries or to the Bank for any loss arising as a result of doing so, in the absence of fraud, wilful misconduct or negligence on the part of the RT Trustee.

10.6	Instructions
(a)

The RT Trustee shall exercise or refrain from exercising any right, power, authority or discretion vested in it as RT Trustee in accordance with any Instruction given by a person entitled to issue such Instruction under this Trust Deed and/or the Payment Triggers Agreement and shall not be liable for any act or omission which is in accordance with such Instruction. However, the first sentence of this Clause 10.6(a) shall not apply in respect of any provision which protects the RT Trustee's own position in its personal capacity as opposed to its role of RT Trustee for the Beneficiaries.

(b)

The RT Trustee may, in the absence of its own fraud, wilful misconduct or negligence, assume that any Instructions received by it from either Beneficiary or both Beneficiaries, or, in the case of an Instruction under Clause 9(b) of this Trust Deed, from a sub-delegate of NWPTL, are duly given in accordance with the terms of this Trust Deed and/or the Payment Triggers Agreement and the RT Trustee is not required to verify this.

10.7	Advice

The RT Trustee may act and rely on the opinion or advice of, or information obtained from, any lawyer, valuer, accountant, surveyor, banker, auctioneer or other expert (as appropriate in the circumstances) and will not be responsible to anyone for any Liability occasioned by so acting, or not acting (as the case may be), in the absence of its own fraud, wilful misconduct or negligence.

10.8	Illegality
(a)

Nothing in this Trust Deed requires the RT Trustee to do anything (including acting on an Instruction) if, in the opinion of the RT Trustee (acting reasonably) such action is or may be illegal or contrary to applicable law or regulation.

(b)	The RT Trustee must notify the Bank and the Beneficiaries promptly in writing after it determines that Clause 10.8(a) applies.
10.9	RT Trustee contracting with the Bank

The RT Trustee may engage in any kind of banking or other business with the Bank.

10.10	Right of reliance

The RT Trustee may rely on any representation, communication, notice or document which it reasonably believes to be genuine, correct and appropriately authorised.

10.11	Application of Clauses 10.5, 12(b) and 12(c)
(a)	References in Clauses 10.5, 12(b) and 12(c) to the RT Trustee shall also include any person who is a former trustee of the NatWest Pension Reservoir Trust.
(b)	Where the RT Trustee is a corporate trustee, references in Clauses 10.5 and 12 to the “RT Trustee” shall also include references to its directors, officers and employees.
11.	RESIGNATION AND REPLACEMENT OF RT TRUSTEE
11.1	Appointment and/or replacement of new RT Trustee
(a)	The Bank, SubCo and NWPTL may jointly by deed appoint a new RT Trustee or, by serving notice on the RT Trustee replace an existing RT Trustee with a new RT Trustee.
(b)	The Bank, SubCo and NWPTL agree that The Law Debenture Trust Corporation p.l.c. is the first RT Trustee.
(c)

No Beneficiary nor the Bank shall at any time otherwise remove or purport to remove and/or replace the RT Trustee as trustee of the trusts set out in this Trust Deed except as agreed in writing between the Bank and the Beneficiaries.

11.2	Resignation of RT Trustee
(a)

The RT Trustee may resign as RT Trustee at any time by serving at least three months’ written notice to the Bank, SubCo and NWPTL to that effect (or such shorter period as the Beneficiaries and the Bank may agree) without giving any reason.

(b)

Subject to Clause 11.2(c), the RT Trustee so resigning shall be deemed to have resigned on the expiry of the period of notice specified in the written notice or such earlier date as the Bank, SubCo and NWPTL may determine and notify in writing to the RT Trustee.

(c)

Upon the resignation of the RT Trustee pursuant to this Clause 11.2, the Beneficiaries and the Bank shall appoint a successor trustee under Clause 11.1 and no such resignation shall become effective until a successor RT Trustee is so appointed pursuant to Clause 11.1.

(d)	Save as expressly provided for in this Trust Deed, the RT Trustee shall have no power to retire or appoint any additional trustee under the Trustee Act 1925 or otherwise.
12.	REMUNERATION, COSTS, EXPENSES AND INDEMNIFICATION OF THE RT TRUSTEE
(a)

The RT Trustee shall be entitled to charge and be remunerated for the work undertaken by it as trustee of the trusts created by this Trust Deed on a basis agreed between the Bank, SubCo, NWPTL and the RT Trustee.

(b)

The RT Trustee shall be entitled to recover any of its Liabilities or reasonable costs, fees and expenses (including any Taxes for which the RT Trustee is liable but excluding any Taxes imposed on or calculated by reference to net income, profits or gains of the RT Trustee) properly incurred by it in connection with the NatWest Pension Reservoir Trust from the Trust Property other than where such Liabilities, costs, fees or expenses arise as a result of its own fraud, wilful misconduct or negligence. This includes the costs, fees and expenses which the RT Trustee is obliged to pay to any Appointee, and may include other Liabilities incurred by or in respect of an Appointee if NWPTL and SubCo agree.

(c)

The maximum amount which the RT Trustee may recover from the Trust Property pursuant to the above Clause 12(b) in respect of Taxes will be limited to the Maximum Amount applicable at the time of that recovery.

(d)

The RT Trustee shall make all payments that are to be made by it without any Tax Deduction, unless a Tax Deduction is required by law. If a Tax Deduction is required by law then the following will apply:

(i)

the RT Trustee shall promptly upon becoming aware (and, where practicable, at least 20 Business Days in advance of the date when it would expect to make such payment) that it will be required to make a Tax Deduction from any payment it makes from the NatWest Pension Reservoir Trust to a Beneficiary (and in advance of making the Tax Deduction), notify the Beneficiaries accordingly;

(ii)

in the case of a payment to NWPTL, NWPTL and SubCo shall Instruct the RT Trustee to make an additional payment to NWPTL so that the total amount received by NWPTL is equal to the amount which would have been received if there had been no Tax Deduction (such increase being the “Gross Up Amount”), unless and to the extent that SubCo Instructs the RT Trustee before the payment is made that this Clause 12(d)(ii) shall not apply and that Instruction has not been revoked by the time the payment becomes due; and

(iii)	in the case of a payment to SubCo, the RT Trustee shall apply the Tax Deduction to the payment to SubCo.
(e)

The RT Trustee shall notify the Beneficiaries and the Bank promptly upon becoming aware that it may be liable for any Taxes in connection with the NatWest Pension Reservoir Trust (excluding any Taxes imposed on or calculated by reference to the net income, profits or gains of the RT Trustee). The RT Trustee will also promptly inform the Beneficiaries and the Bank after it makes any payment in respect of Taxes or makes a Tax Deduction in respect of the Trust Property and the amount of such payment or Tax Deduction. All references in this Clause 12(e) to Taxes exclude any Taxes imposed on or calculated by reference to the net income, profits or gains of the RT Trustee and which do not arise in respect of Trust Property.

(f)	The RT Trustee shall notify the Beneficiaries promptly upon the recovery of Liabilities from the Trust Property under Clause 12(b) (other than reasonably incurred costs, fees and expenses).

13.	CHARGE ON ASSETS

Save for any right given to a provider of a Trust Account to debit amounts representing de minimis account bank charges from a Trust Account, the RT Trustee may not mortgage, charge, pledge or give any right of recourse against all or part of the Trust Property without the prior written agreement of the Beneficiaries.

14.	NO PARTNERSHIP OR AGENCY

Nothing in this Trust Deed shall be taken to constitute or create a partnership between any of the parties to this Trust Deed or make or appoint the Beneficiaries the agent of the RT Trustee (or vice versa).

15.	FURTHER ASSURANCES

The parties agree that they will co-operate fully (in the case of the RT Trustee, at the written Instruction of the Beneficiaries) to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Trust Deed.

16.	RELEVANT EVENT OF THE BANK

In the event that a Relevant Event occurs in respect of the Bank, SubCo will promptly notify the RT Trustee. The parties agree that all powers, rights and discretions of the Bank under this Trust Deed shall immediately vest in and be exercisable solely by SubCo.

17.	VARIATION
(a)

Any variation of this Trust Deed shall not be binding on the parties unless set out in writing, expressed to vary this Trust Deed, and signed by authorised representatives of each of the Beneficiaries.

(b)

The Beneficiaries undertake to give notice of any such variation to the RT Trustee. In the event of the RT Trustee objecting to any such variation, the variation shall not take effect until four months after the date the notice is given to the RT Trustee or such earlier date on which the resignation of the RT Trustee under Clause 11.2 takes effect.

(c)

If any party or parties notify the other parties or party that any proposed amendment is required by reason of legal or regulatory requirements applicable to it, the other party or parties will not unreasonably withhold or delay consent to such amendment.

18.	ENTIRE AGREEMENT

This Trust Deed contains a final and complete integration of all prior expressions by the parties with respect to the trusts constituted by this Trust Deed and constitutes the entire agreement between the parties with respect to those trusts.

19.	COUNTERPARTS

This Trust Deed may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this Trust Deed by executing a counterpart.

20.	SEVERABILITY

Where any provision in or obligation under this Trust Deed shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Trust Deed, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

21.	EXCLUSION OF THIRD PARTY RIGHTS

A person who is not a party to this Trust Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

22.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
(a)	This Trust Deed and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, the laws of England and Wales.
(b)

Each party agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute (including, without limitation, claims for set-off and counterclaim) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by or pursuant to this Trust Deed, and for such purposes irrevocably submits to the jurisdiction of the courts of England and Wales.

(c)	Each of the parties:
(i)

waives any objection to the choice of or submission to the courts of England and Wales on the grounds of forum non conveniens or otherwise as regards proceedings in connection with this Trust Deed; and

(ii)

agrees that a judgment, declaration or order (whether interim or final) of a court of England or Wales is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

23.	EXCLUSION OF TRUSTEE ACT 2000

The Trustee Act 2000 is hereby excluded to the maximum extent permissible, to the intent that it shall not apply to the trusts constituted by this Trust Deed and that the parties shall be in the same position as they would be had that Act not come into force.

24.	NOTICES
24.1	Notice in writing

Any notice or other communication to be given under this Trust Deed must be in writing, which includes electronic mail (subject to Clause 24.2 below) and may be delivered or sent by post or electronic mail to the party to be served at its address appearing in this Trust Deed as follows, or in case of notice by electronic mail, in accordance with Clause 24.2 below:

(a) to the RT Trustee at:	(b) to the Bank at:	(c) to NWPTL at:	(d) to SubCo at:

8th Floor, 100 Bishopsgate, London EC2N 4AG, England Attention: The Manager, Commercial Trusts – TC 205204	RBS Gogarburn, Edinburgh EH12 1HQ Attention: Mark Chadwick, Head of Benefits, Pensions and Wellbeing, NatWest Group	RBS Gogarburn, Edinburgh EH12 1HQ Attention: Wendy Tavendale, Scheme Secretary, NatWest Group Pension Fund	250 Bishopsgate, London, EC2M 4AA Attention: LG&RA Company Secretariat

or at such other address as a party may have notified to the other parties in accordance with this Clause 24. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post.

24.2	Notice by electronic mail

Notices under this Trust Deed may be sent to a party by use of electronic mail (e- mail). E-mail notices shall be sent:

(a) to the RT Trustee at:	(b) to the Bank at:	(c) to NWPTL at:	(d) to SubCo at:
E-mail: legal.notices@lawdeb.com	E-mail: mark.chadwick@natwest.com	E-mail: wendy.tavendale@natwest.com	FM-001960@rbos.co.uk

or at such other e-mail address as a party may have notified to the other parties in accordance with this Clause 24.

24.3	Deemed notice
(a)	Any notice or other formal communication shall be deemed to have been given:
(i)	if delivered, at the time of delivery; or
(ii)	if posted, at 10.00 a.m. on the second Business Day after it was put into the post; or
(iii)	if sent by e-mail, when received.
(b)

In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid first class recorded delivery post or by prepaid airmail, or (as the case may be) that the e-mail was properly addressed and transmitted by the sender’s server into the network and there was no apparent error in the operation of the sender’s e-mail system.

24.4	Proceedings

This Clause 24 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Trust Deed.

IN WITNESS of which this Trust Deed has been executed as a deed and has been delivered on the date stated at the beginning of this Trust Deed.

SIGNATORIES

EXECUTED as a deed by THE LAW DEBENTURE TRUST CORPORATION p.l.c. as RT Trustee acting by	) ) ) ) ) ) ) ) )	/s/ Laura Watson Director /s/ Eliot Solarz Director

EXECUTED as a deed by NATIONAL WESTMINSTER BANK PLC	) ) )
acting by Katie Murray, a director	) )	/s/ Katie Murray Director
in the presence of:	)

Witness’s Signature: /s/ Peter Norton
Name of witness: Peter Norton

EXECUTED as a deed by NATWEST PENSION TRUSTEE LIMITED acting by Joanna Matthews, duly authorised by CAPITAL CRANFIELD PENSION TRUSTEES LIMITED to sign on its behalf as director of NATWEST PENSION TRUSTEE LIMITED and Wendy Tavendale, its secretary

	) ) ) ) )	/s/ Joanna Matthews Director
)
	) )	/s/ Wendy Tavendale Secretary

EXECUTED as a deed by NATWEST RT HOLDINGS LIMITED acting by Mark Chadwick, a director	) ) ) ) )	/s/ Mark Chadwick Director
)
in the presence of:	)

Witness’s Signature: /s/ Arife Aktan
Name of witness: Arife Aktan

SCHEDULE 1

PAYMENT TRIGGERS AGREEMENT